Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE
JUNE 17, 2013

CHESAPEAKE ENERGY CORPORATION NAMES PATRICK CRAINE
CHIEF COMPLIANCE OFFICER

OKLAHOMA CITY, JUNE 17, 2013 – Chesapeake Energy Corporation (NYSE:CHK) today announced that Patrick K. Craine, a partner with the law firm Bracewell & Giuliani LLP, will join Chesapeake as Chief Compliance Officer.  In this capacity, he will report to Chesapeake’s General Counsel, Jim Webb, and the Audit Committee of the Company’s Board of Directors.

Doug Lawler, Chesapeake’s Chief Executive Officer, commented, “I want to thank Steve Dixon for leading the initiative to bring Patrick on board to augment our company-wide compliance efforts.  Our senior leadership team and Board of Directors are committed to further enhancing the effectiveness of our regulatory and legal compliance and I look forward to working with Patrick in this important area.”

Jim Webb added, “Patrick’s exceptional service as a federal enforcement attorney, combined with his years in private practice and familiarity with the oil & gas industry, have prepared him well to serve as our Chief Compliance Officer.  He brings a wealth of regulatory experience to Chesapeake’s talented team of compliance professionals and we believe Patrick’s leadership will be invaluable as we move forward.”

At Bracewell & Giuliani, Craine was a partner in the firm’s White Collar Defense, Internal Investigations, and Regulatory Enforcement practice and counseled companies, boards, committees, officers, and directors in regulatory and compliance matters.  Mr. Craine has also led numerous independent investigations for publicly traded companies.  Before entering private practice, he served as an enforcement attorney with the U.S. Securities and Exchange Commission (SEC) and the Financial Industry Regulatory Authority (FINRA).  Mr. Craine was also actively involved in the SEC’s and FINRA’s Oil and Gas Task Forces.

Mr. Craine received his Juris Doctor, cum laude, from the Southern Methodist University Dedman School of Law and his Bachelor of Arts degree from Wabash College, from which he graduated summa cum laude and Phi Beta Kappa.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

INVESTOR CONTACTS:		MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA (405) 767-4763 jeff.mobley@chk.com	Gary T. Clark, CFA (405) 935-6741 gary.clark@chk.com	Jim Gipson (405) 935-1310 jim.gipson@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154